Exhibit 10.7
Verge Media Companies, Inc.
15303 Ventura Boulevard, Suite 1500
Sherman Oaks, CA 91403
October 21, 2011
Westwood One, Inc.
1166 Avenue of the Americas, 10th Floor
New York, NY 10036
Attention: Chief Executive Officer
RE: Merger Agreement
Reference is hereby made to that certain Merger Agreement, dated as of July 30, 2011 (as modified by that certain letter agreement dated August 13, 2011 among the parties thereto, the "Merger Agreement”), by and among Westwood One, Inc. (“Parent”), Radio Network Holdings, LLC (“Merger Sub”), and Verge Media Companies, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement. In connection with the consummation of the transactions contemplated by the Merger Agreement, each of Parent, Merger Sub and the Company agrees as follows:
1.
Each of the parties hereto acknowledges and agrees that, pursuant to Section 7.2 of the Merger Agreement, when the Merger is consummated, the Surviving Entity is to reimburse Parent and the Company for all reasonable documented out-of-pocket fees and expenses incurred by Parent or the Company, and that, prior to the date hereof, Parent has paid an aggregate of $1,563,855.09 in such fees and expenses and the Company has paid an aggregate of $536,985.00 of such fees and expenses, in each case as set forth on Schedule A attached hereto (collectively, the “Prepaid Expenses”). Each of the parties hereto agrees that, in lieu of having the Surviving Entity reimburse Parent and the Company for their respective portions of the Prepaid Expenses (which each of the parties hereto waives any right to by execution of this letter agreement), such Prepaid Expenses shall instead be included in such parties’ calculation of Net Indebtedness for all purposes under the Merger Agreement, and the definition of Net Indebtedness be deemed to be defined as follows:

“‘Net Indebtedness’ means, with respect to any Person(s), all Indebtedness of such Person(s), minus (i) the amount by which such Person(s)’ cash and Cash Equivalents (determined in each case in accordance with GAAP) exceeds $3,000,000, plus (ii) the amount by which such Person(s)’ cash and Cash Equivalents (determined in each case in accordance with GAAP) is less than $3,000,000, minus (iii) such Person(s)’ Prepaid Expenses (as defined in that certain letter agreement, dated October 21, 2011, among the parties hereto). Notwithstanding the foregoing or anything else contained herein, the items identified as of the date hereof on Section A to the Company Disclosure Letter shall be excluded from the calculation of Net Indebtedness of the Company and its Retained Subsidiaries and the items identified as of the date hereof on Section A to the Parent Disclosure Letter shall be excluded from the calculation of Net Indebtedness of Parent and its Retained Subsidiaries.”

2.	Each of the parties hereto acknowledges and agrees that, for all purposes under the Merger Agreement, the definition of Indebtedness be deemed to defined as follows:
“‘Indebtedness’ means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures or notes (other than any surety bonds or similar instruments issued in the ordinary course of business); (iii) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (iv) obligations for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six (6) months past due), which, for the avoidance of doubt, shall include, in the case of Parent, an amount equal to $2,045,319.30 in respect of the undisputed portion of amounts owed under the Stock Purchase Agreement, dated as of April 29, 2011, by and between Parent and Clear Channel Acquisition LLC (the “CCU Stock Purchase Agreement”) (with all other amounts owed under the CCU Stock Purchase Agreement being excluded); (v) any indebtedness guaranteed in any manner by such Person (including guaranties in the form of an agreement to repurchase or reimburse); (vi) obligations of such Person under or pursuant to any capital leases; and (vii) any accrued and unpaid interest related to any of the foregoing and prepayment premiums or penalties related to any of the foregoing that are due or become due as a result of the consummation of the Merger or the prepayment of such Indebtedness pursuant to Section 2.9; provided that in no event shall Indebtedness of any party include Indebtedness of such party owing to any of its Retained Subsidiaries or Indebtedness of any of its Retained Subsidiaries owing to it or any of its other Retained Subsidiaries. For the avoidance of doubt, any reference herein to Indebtedness of any party shall not include any Indebtedness of its Excluded Entities.”
Other than as expressly modified herein, the Merger Agreement shall remain in full force and effect. This letter agreement shall be binding upon the parties hereto and their respective successors and assigns. This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This letter agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware. This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this letter agreement.
[Signature Page Follows]

Very truly yours, VERGE MEDIA COMPANIES, INC.
By:	/s/ Neal Schore
	Name:	Neal Schore
	Title:	President and Chief Executive Officer

Acknowledged and agreed:

WESTWOOD ONE, INC.

By:	/s/ David Hillman

	Name:	David Hillman
	Title:	GC and CAO

RADIO NETWORK HOLDINGS, LLC

By: Westwood One, Inc.
Its: Sole Member

By:	/s/ David Hillman

	Name:	David Hillman
	Title:	GC and CAO
[Signature Page to Letter Agreement]